SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”) by and between Cimpress USA Incorporated, which has offices at 275 Wyman Street, Waltham, MA 02451, and Katryn Blake (“Executive”) is effective as of the eighth (8th) business day following the date of Executive’s signature below (the “Effective Date”). As used in this Agreement, the term “Cimpress” means Cimpress USA Incorporated when referencing Executive’s employer and Cimpress N.V. and its subsidiaries and affiliates (including, without limitation, Cimpress USA Incorporated) in all other contexts.

WHEREAS, Executive and Cimpress N.V. are parties to an Amended and Restated Executive Retention Agreement dated as of December 14, 2009 (the “Executive Retention Agreement”);
WHEREAS, Cimpress has determined to terminate Executive’s employment;
WHEREAS, Cimpress and Executive desire to enter into this agreement to resolve any issues between them arising from Executive’s employment and/or the termination of Executive’s employment and also to continue Executive’s employment with Cimpress through March 1, 2019 (the “Separation Date”); and
WHEREAS, Cimpress has advised Executive that if she declines to enter into this Agreement, she will not be entitled to receive the additional compensation and benefits described herein, except to the extent such compensation and benefits are expressly provided for in the Executive Retention Agreement.
NOW, THEREFORE, in consideration of the agreements, covenants, promises and releases contained herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

1.	Transition Period.
(a)    Cimpress and Executive agree that Executive will remain employed by Cimpress from the date of this Agreement through the Separation Date (the “Transition Period”); provided, however, from and after February 16, 2019 through and including the Separation Date, Executive will not be required to come to Cimpress’ offices or perform any of her regular job responsibilities for Cimpress, provided that Executive shall be available by telephone or video conference during regular business hours to answer any questions that Cimpress’ CEO or other senior Cimpress officers may have from time to time during the Transition Period. During the Transition Period, Executive will continue to receive from Cimpress her base salary at the rate that was in effect immediately before the notification of termination (the “Base Salary”), and will continue to receive from Cimpress the level of fringe benefits and equity vesting to which Executive was entitled immediately before the notification of termination, subject to changes required in accordance with Cimpress’ normal policies and practices, benefit plans and written agreements regarding equity.
(b)    Effective as of the Separation Date, Executive’s employment relationship with Cimpress will automatically and immediately terminate. Except as set forth below, all Cimpress benefits, including, without limitation, life insurance, short term disability and long term disability, will terminate automatically upon the Separation Date. Cimpress will pay to Executive all earned and unpaid salary and/or wages and all accrued and unpaid vacation pay on or within the legally required time following her last day of employment with Cimpress, as well as any outstanding business expenses incurred and submitted in accordance with Cimpress’ travel and expense policy.

2.    Severance Benefits. If Executive does not rescind acceptance of this Agreement as provided for in Section 9 below and complies with all other terms and conditions of this Agreement, Cimpress shall pay or otherwise provide to Executive the following severance benefits at the times set forth below (or, if this Agreement is not yet effective, as soon as practicable following the Effective Date):
(a)    Cimpress shall make a severance payment to Executive in the amount of $850,000, which equals 12 months of Base Salary, in the next regularly scheduled pay cycle following the Separation Date.
(b)    Cimpress shall pay one hundred percent (100%) of the COBRA premium incurred by Executive with respect to the continuation of her current health care coverage during the period commencing on March 2, 2019 and ending on August 31, 2020; provided, however, that Cimpress’ obligations under this subsection shall cease in the event Executive obtains new employment and Executive becomes eligible to participate in her new employer’s group healthcare plan or Executive is no longer eligible for COBRA, whichever comes first. If Executive obtains new employment prior to August 31, 2020, she shall promptly give written notice of such eligibility to the Cimpress contact person identified below the Cimpress signature block at the bottom of this Agreement (“Cimpress Contact Person”).
(c)    Cimpress shall make a one-time, lump sum payment to Executive in the amount of $430,000, which is the aggregate amount scheduled to vest on or about June 30, 2019 under the Cash Retention Bonuses awarded to Executive in 2017 and 2018 under the Cimpress LTI program (the “Cash Retention Bonus In Lieu of Payment”), which shall be in lieu of payment of actual Cash Retention Bonuses under the Cimpress LTI program. Cimpress shall pay the Cash Retention Bonus In Lieu of Payment to Executive at or before the time that a Cash Retention Bonus payout would have been made to Executive had she remained continuously employed by Cimpress through the end of Cimpress’ 2019 fiscal year; provided, however, in no event shall Cimpress pay such lump-sum payment to Executive later than July 31, 2019. For the avoidance of doubt, this Section 2(c) does not apply to any Performance Cash Awards awarded to Executive.
(d)    Cimpress shall accelerate the vesting of the Cimpress N.V. restricted share units (“RSUs”) held by Executive that, under the terms of the respective RSU agreements, are scheduled to vest during the period commencing on March 2, 2019 and ending on March 1, 2020, so that such RSUs will be fully vested as of the Separation Date (or the first such date thereafter as is administratively feasible); provided, however, that in no event will such RSUs be made available to Executive before the Effective Date. Executive understands and acknowledges that the vesting of RSUs representing a total of 896 Cimpress shares is expected to be accelerated under this subsection.
(e)    Cimpress shall accelerate the vesting of the Cimpress N.V. premium-priced share options (“PPSOs”) held by Executive that, under the terms of the respective share option agreements, are scheduled to vest during the period commencing on March 2, 2019 and ending on March 1, 2020, so that such PPSOs will be fully vested as of the Separation Date (or the first such date thereafter as is administratively feasible); provided, however, that in no event shall such accelerated PPSOs be made available to the Executive before the Effective Date. Executive understands and acknowledges that the vesting of PPSOs to purchase a total of 2,325 Cimpress shares is expected to be accelerated under this subsection. Further, and after giving effect to the accelerated vesting described in this subsection, Cimpress shall extend to December 31, 2019 (but no later than the original expiration date of such options) the deadline for exercising all vested and unexercised PPSOs and any other Cimpress nonqualified share options (collectively with PPSOs, “NSOs”) held by Executive at March 1, 2019.

(f)    Cimpress shall accelerate the service-based vesting of the Cimpress N.V. performance share units (“PSUs”) held by Executive that, under the terms of the respective PSU agreements, are scheduled to vest during the period commencing on March 2, 2019 and ending on March 1, 2020, so that such PSUs will be vested (from a service time standpoint only) as of the Separation Date (or the first such date thereafter as is administratively feasible); provided, however, that in no event shall such accelerated PSUs be made available to Executive before the Effective Date. Executive understands and acknowledges that the service-based vesting of 14,170 PSUs is expected to be accelerated under this subsection. For avoidance of doubt, no changes will be made to the performance conditions (as described in section 3 of each PSU agreement) applicable to such PSUs and such PSUs will settle only at the time, and subject to the conditions, set forth in the respective PSU agreements.
(g)    Cimpress shall accelerate the service-based vesting of the Cimpress N.V. PSUs held by Executive that, under the terms of the supplemental PSU agreement executed by Executive (the “SPSU agreement”), are scheduled to vest during the period commencing on March 2, 2019 and ending on March 1, 2020 (such PSUs are referred to herein as “SPSUs”), so that such SPSUs will be vested (from a service time standpoint only) as of the Separation Date (or the first such date thereafter as is administratively feasible); provided, however, that in no event shall such accelerated SPSUs be made available to Executive before the Effective Date. Executive understands and acknowledges that the service-based vesting of 4,813 SPSUs is expected to be accelerated under this subsection. For avoidance of doubt, no changes will be made to the performance conditions (as described in sections 3 and 4 of the SPSU agreement) applicable to such SPSUs and such SPSUs will settle only at the time, and subject to the conditions, set forth in the SPSU agreement.
(h)    Cimpress shall make a one-time, lump sum payment to Executive in the amount of $90,385. Cimpress shall make such payment within thirty (30) days following the Separation Date.
(i)    The payments and benefits described in the subsections immediately above are referred to collectively as the “Severance Benefits.” The Severance Benefits will be paid or otherwise provided subject to all applicable tax withholdings. If Executive has executed this Agreement prior to the Separation Date, then as a further condition to Executive’s eligibility to receive the Severance Benefits, Executive shall execute and deliver to Cimpress (to the attention of the Cimpress Contact Person), within the five (5) business day period following her last day of employment, a release dated on or after the last day of her employment in the form of Exhibit A hereto (which, for avoidance of doubt, shall supplement and is in addition to the general release set forth in Section 7 below).
Notwithstanding anything to the contrary in this Agreement, Cimpress acknowledges that Executive is entitled to the Severance Benefits set out in Section 2(a) and 12 months of the benefits set out in Section 2(b), even if she does not sign this Agreement.

3.    Cancellation of Prior Severance-Related Agreements. Effective as of the Effective Date, this Separation Agreement supersedes and replaces all prior agreements between Executive and Cimpress relating to severance or similar benefits payable to Executive or otherwise relating to the rights and obligations of the parties in connection with or in any way relating the termination of Executive’s employment, including, without limitation, the Executive Retention Agreement, which is cancelled and shall have no further or continuing force or effect from and after the Effective Date, but not including any other policy or agreement referenced in this Agreement. Without limiting the preceding sentence, Executive acknowledges and agrees that (i) from and after the Effective Date, she is not entitled to any severance, payments or other benefits relating to or arising from the termination of her employment under the Executive Retention Agreement, and (ii) the Severance Benefits exceed the aggregate value of the benefits that she would have been entitled to receive under the Executive Retention Agreement had such

Executive Retention Agreement remained in force and effect. Cimpress hereby represents and warrants that none of the Severance Benefits under this Separation Agreement constitute "substitutions" (under Section 409A) for deferred payments to Executive under the Executive Retention Agreement that has been cancelled.
4.    Certain Executive Acknowledgements. Executive understands and acknowledges that, owing to her separation from employment with Cimpress as of the Separation Date, (i) all of Executive’s rights to participate in and receive payouts under any and all existing or future Cimpress long-term incentive compensation plans and programs (collectively, “Cimpress LTI programs”) will terminate effective on the Separation Date, and accordingly she will not be eligible to receive a payout under Cimpress’ LTI programs (including, without limitation, the LTI cash retention bonus program and any Performance Cash Awards awarded to Executive) in respect of Cimpress’ 2019 fiscal year, or in respect of any subsequent fiscal year (it being understood that Executive shall remain eligible to receive the “in lieu of” payments described in and subject to Section 2 above); and (ii) all unvested NSOs, RSUs, PSUs and SPSUs held by Executive on the Separation Date (after giving effect to the accelerations contemplated in Section 2 above, including that the accelerated PSUs under Section 2(f) above and the accelerated SPSUs under Section 2(g) above will remain outstanding and subject to the performance and other conditions set forth in the respective PSU agreement or SPSU agreement), will be forfeited in accordance with their terms. Executive further acknowledges that except for the NSOs, RSUs, PSUs and SPSUs awarded to her by Cimpress and reflected in Executive’s Cimpress-related E*TRADE stock plan account, she holds no NSOs, RSUs, PSUs, SPSUs or other rights to purchase or otherwise acquire shares of Cimpress N.V. (or any Cimpress N.V. affiliate).
5.    Return of Company Property. Executive agrees and warrants that on or before her last day of employment with Cimpress, Executive will return to Cimpress all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Cimpress identification, and any other Cimpress-owned or Cimpress-leased property in her possession or control and will leave intact all electronic Cimpress documents, records and files, including but not limited to, those that Executive developed or helped to develop during her employment with Cimpress. Executive further agrees and warrants that on or before her last day of employment with Cimpress, she will have cancelled all accounts for her benefit, if any, in Cimpress’ name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts and computer accounts. In addition, Executive agrees and warrants that on or before her last day of employment with Cimpress, Executive will have transferred to Cimpress all rights in and control over (including all logins, passwords and the like) any and all accounts, social media accounts, subscriptions and/or registrations, electronic or otherwise, that Executive opened and/or maintained in her own name, but on behalf of or for the benefit of Cimpress, during the course of her employment and not access or do anything that may directly or indirectly inhibit or prevent Cimpress from accessing any and all of the accounts, social media accounts, subscriptions and/or registrations. Executive agrees that, in the event that any such transfers have not been fully effected as of the last day of her employment with Cimpress, Executive will execute such instruments and other documents and take such other steps as Cimpress may reasonably request from time to time in order to complete the transfer of any such accounts, subscriptions and/or registrations.
6.    General Release and Waiver of All Claims.
(a)    In consideration of the compensation and other benefits provided for in this Agreement that Executive is not otherwise entitled to receive unless she signs and does not timely rescind acceptance of this Agreement, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Cimpress USA Incorporated, its corporate affiliates (including, without limitation,

Cimpress N.V.) and its and their respective officers, directors, employees, stockholders, subsidiaries, parent companies, agents and representatives (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), in each case of every kind and nature which Executive has ever had or now has against the Released Parties in any way arising out of or relating to her employment with Cimpress, the termination of her employment with Cimpress and/or any other dealings Executive has had with Cimpress, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act; the Immigration Reform Control Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefits Protection Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Genetic Information Nondiscrimination Act; the Worker Adjustment and Retraining Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Massachusetts Law Against Discrimination, M.G.L. c. 151B; the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I; the Massachusetts Privacy Statute, M.G.L. c. 214, §1B; the Massachusetts Wage Act (Massachusetts law regarding payment of wages and overtime), M.G.L. c. 149, §§ 148 and 150; Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C; the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq.; the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D; and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D (each of the foregoing statutes and regulations as amended); any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; and any allegation for costs, fees or other expenses including attorneys’ fees incurred in these matters. This General Release and Waiver of All Claims specifically includes, but is not limited to: any and all back pay, front pay, compensatory, exemplary, punitive and liquidated damages; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in Cimpress, contractual or otherwise, including, but not limited to, claims to shares, restricted share units, performance share units, share options or any other equity rights; and any claim or damage arising out of Executive’s employment with or separation from Cimpress (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this General Release and Waiver of All Claims does not cover claims that cannot be waived as a matter of law, including claims under the unemployment compensation and workers’ compensation statutes and as set forth in Section 7 below. This General Release and Waiver of All Claims shall not affect any of Executive’s vested rights in Cimpress’ 401(k) plan, and/or all relevant employee equity plans, all of which shall be governed by the terms of said plans.
(b)    Executive understands and agrees that the claims released in this Section 6 include not only claims presently known to her, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this Section 6. Executive understands that she may hereafter discover facts different from what Executive now believes to be true that, if known, could have materially affected this Agreement, but Executive nevertheless waives and releases any claims or rights based on different or additional facts.
(c)    The amounts described in Sections 1 and 2 above shall be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to Executive, including, without limitation, all claims for back wages, salary, vacation pay, incentive pay, bonuses, equity awards, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorneys’ fees and other costs or sums.
(d)    Notwithstanding the above general release, Cimpress agrees that Executive is not releasing any claims or rights Executive may have for indemnification under applicable law or any governing document of Cimpress or any Cimpress affiliate, under the indemnification agreement entered into between Executive and Cimpress on August 28, 2009 (the "Indemnification Agreement") or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when Executive was a director, officer, or executive of Cimpress or any Cimpress affiliate; provided, however, that (i) this acknowledgement is not a concession, acknowledgment, or guaranty that Executive has any such rights to indemnification or coverage, (ii) this Agreement does not create any additional rights for Executive to indemnification or coverage, and (iii) Cimpress retains any defenses it may have to such indemnification or coverage.
7.    Preservation of Rights. The parties agree that nothing contained in this Agreement (including Exhibit A hereto) limits Executive’s right to file a charge or complaint with or to report possible violations of federal or state law to any federal or state governmental agency (including, without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration and the Securities and Exchange Commission). Executive further understands that nothing in this Agreement (including Exhibit A hereto) limits Executive’s right (i) to provide information or documents to (including documents protected by Section 15 below) or otherwise communicate with such governmental agencies, or to participate in any investigation or proceeding that may be conducted by such governmental agencies, in each case without notice to Cimpress, or (ii) to receive or fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a governmental agency.
8.    Representations. Executive represents that: (i) she understands she is waiving the various claims she could have asserted against Cimpress in connection with her employment with Cimpress and the termination of her employment with Cimpress, including, without limitation, under the ADEA and the other laws specified in Section 6 above; (ii) she has read this Agreement, including the release set forth in Section 6 above, carefully and understands all of its provisions; (iii) she understands that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by her; (iv) she understands that Cimpress advises Executive to consult with an attorney before signing this Agreement and to the extent that Executive desired, she availed herself of this right; (v) the benefits are above and beyond the payments or benefits otherwise owed to Executive under the terms of her employment with Cimpress or required by law; and (vi) she understands and agrees that Cimpress provided this Agreement to Executive on January 29, 2019 and that she has twenty-one (21) days from such date to consider, sign and return this Agreement, including the release set forth in Section 6 above, and that any changes to this Agreement made subsequent to such date, whether material or immaterial, do not restart the running of such twenty-one (21) day period.
9.    Right to Rescind. Executive may rescind her acceptance of this Agreement, including the release set forth in Section 6 above and the restrictive covenants set forth in Sections 13 through 16 below if, within seven (7) business days after she signs this Agreement, she delivers a notice of rescission to Cimpress. To be effective, such rescission must be hand delivered, mailed, emailed or mailed by certified mail, return receipt requested, before the expiration of the seven (7) business day period to the Cimpress Contact Person. If Executive does not so revoke, this Agreement will become a binding agreement between Executive and Cimpress eight (8) business days from the date of Executive’s signature below. Executive understands and acknowledges that if she rescinds this Agreement, she will not be entitled to receive the Severance Benefits and Cimpress will have no obligation to perform any or all of its commitments and obligations under this Agreement.
10.    Non-Disparagement. Executive understands and agrees that as a condition of her receipt of the compensation and other benefits provided to Executive under this Agreement that Executive is not otherwise entitled to receive unless she signs and does not rescind acceptance of this Agreement, she shall not make any false, disparaging or derogatory statement to any person or entity, including any media outlet, regarding Cimpress or any of its directors, officers, employees, agents or representatives or about Cimpress’ business affairs or financial condition. For the avoidance of doubt, this Section 10 applies to any statement that has or reasonably could be expected to have an adverse effect on Cimpress’ business or reputation. Notwithstanding the foregoing, this Section 10 does not apply to any statements or other communications covered by or contemplated in Section 7 above or any statement made truthfully as required by law. The parties agree that Executive’s departure was a mutual decision and not a reflection on Executive’s performance.
11.    Cooperation. During the remainder of Executive’s employment with Cimpress and for a period of one (1) year following the termination of her employment, Executive agrees that she will reasonably cooperate, taking into consideration Executive’s prior personal and professional obligations, with Cimpress and its counsel, at Cimpress’ expense, in connection with any investigation, administrative proceeding or litigation conducted or defended by Cimpress. Executive agrees that, in the event that she is subpoenaed or otherwise required by any person or entity to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to her employment with Cimpress, Executive will give prompt written notice of such request to the Cimpress general counsel and will make no disclosure until Cimpress has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Notwithstanding the foregoing, this Section 11 does not apply to any investigation, administrative proceeding or litigation described or contemplated in Section 7 above.
12.    Assignment-Related Matters.
(a)    Cimpress and Executive acknowledge and reaffirm their continuing obligations toward each other under (i) the Long-Term Assignment Agreement, dated as of August 8, 2012, by and between Executive and Cimpress USA Incorporated (the “Assignment Agreement”), (ii) the Tax Equalization Agreement executed by Executive on August 8, 2012 (the “Tax Equalization Agreement”), and (iii) the Cimpress Tax Equalization Policy, as amended from time to time (the “Tax Equalization Policy”), in each case, relating to Executive’s assignment to Cimpress’ Paris office during the 2012-2014 time period, including, without limitation, the tax equalization and payment obligations described therein.
(b)    The parties anticipate that trailing liabilities in respect of Executive’s international assignment will continue through calendar year 2020. Cimpress and Executive agree that PricewaterhouseCoopers LLP (“PWC”), or another similar tax provider designated by Cimpress, shall provide tax preparation services to Executive in connection with Executive’s U.S. and French tax returns for the 2018, 2019 and 2020 tax years, the fees and costs for which shall be borne by Cimpress insofar as such fees and costs relate to Executive’s international assignment. Tax preparation services may be extended for additional tax years to facilitate the recapture of Cimpress paid foreign tax credits and international assignment-related deductions and will be extended if it is determined by the designated tax provider at such time that Executive continues to have trailing tax liabilities and/or benefits related to her international assignment.  Cimpress further agrees to recommend to Executive what Executive should pay for her quarterly taxes through the calendar year 2020 in a manner consistent with past practice.
(c)    Executive hereby agrees to:

i.    submit data in a timely fashion to ensure preparation of tax returns (US and France) prior to the due date or extended due date. Additional fees, penalties, interest or late charges caused by delays on the part of Executive in providing data in a timely manner or in filing Executive’s tax returns will be Executive’s responsibility and will not be reimbursed by Cimpress;
ii.    cooperate with Cimpress and PWC (or the designated tax preparer) to finalize required tax equalization or tax gross up calculations in a timely fashion;
iii.    notify Cimpress and return any tax refunds or payments from tax authorities to Cimpress to the extent such refunds or payments are generated by deductions, exclusions, taxes or tax credits that either belong to Cimpress or are paid by Cimpress under the Tax Equalization Agreement;
iv.    advise Cimpress and PWC (or the designated tax preparer) in writing of any correspondence from tax authorities relating to any international assignment year and post-assignment years covered under the Tax Equalization Agreement, including any assessments, audit or examination, or inquiry of any kind; and
v.    remit payment in settlement of Executive’s tax equalization balance due (if any) within forty-five (45) days of receipt of the calculation. Cimpress may agree, in its sole discretion, to extend the payment deadline if Executive is awaiting receipt of a tax refund; provided, however, if Executive is awaiting receipt of a tax refund at such time that is greater than $20,000, Cimpress will extend the payment deadline until five (5) business days after Executive receives such refund.
(d)    Executive hereby authorizes PWC (or the designated tax preparer) to provide a copy of the above-reference tax equalization settlement calculation to Cimpress. Cimpress agrees to pay any settlement owed to Executive within thirty (30) days of receipt of the calculation.
(e)    To the extent Executive fails to comply with her tax equalization obligations in any material respect, any expected refunds or reduction in income tax and social tax liabilities shall become a debt owed to Cimpress and subject to standard Cimpress collection proceedings or legal remedies as deemed necessary. Concurrently, the obligation of Cimpress to make certain tax payments that would otherwise be owed on Executive’s behalf will immediately cease. If Cimpress is legally required to make a payment to any tax authority on Executive’s behalf, Executive agrees that such payment constitutes a loan to Executive and is subject to settlement via the tax equalization process or, if needed, the collection proceedings.
(f)    The provisions under this Section 12 relating to tax equalization are intended to facilitate the re-payment to Cimpress of reductions in Executive’s tax liability that may arise through utilization of credits that belong to Cimpress (e.g., foreign tax credits, foreign tax credit carryovers, deductions, exclusions, etc.) and to protect Executive in case of excess tax costs incurred that relate to Cimpress-provided international assignment-related compensation. These provisions shall never be interpreted to imply that Cimpress is responsible for any employee income tax liability on compensation or benefits paid by another employer or company. In the event Executive has incentive and/or other Cimpress compensation related to Executive’s French assignment where Cimpress funds Executive’s actual French withholding tax, Cimpress reserves the right to withhold and/or transfer a pro-rata portion of Executive’s withholding to hypothetical tax. The hypothetical withholding will be credited to Executive through the final tax equalization calculation.

(g)    Notwithstanding anything to the contrary contained in this Section 12, the Assignment Agreement and the Tax Equalization Agreement shall remain in effect until such time as each party has discharged its obligations with respect to Executive’s international assignment in full. The obligations set out in this Section 12 are in addition to the terms of the Assignment Agreement, the Tax Equalization Agreement and/or the Tax Equalization Policy.
13.    Non-Competition. In consideration of the compensation and other benefits provided for in this Agreement that Executive is not entitled to receive unless she signs and does not rescind acceptance of this Agreement, while Executive is employed by Cimpress and for a period of one year after the Separation Date, and subject to the additional terms set forth below, Executive will not directly or indirectly:
(a)    engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with Cimpress’ business, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or service that competes with any product or service developed, manufactured, marketed, sold or provided, or planned to be developed, manufactured, marketed, sold or provided, by Cimpress while Executive was employed by Cimpress; or
(b)    either alone or in association with others, sell or attempt to sell to any person or entity that was, or to whom Cimpress had made or received a proposal to become, a customer or client of Cimpress at any time during the term of Executive’s employment with Cimpress, any products or services which are competitive with any products or services developed, manufactured, marketed, sold or provided by Cimpress.
Executive acknowledges and agrees that the non-competition covenants set forth in this Section 13 are being made in connection with the cessation of Executive’s employment relationship with Cimpress.

14.    Non-Solicitation. In consideration of the compensation and other benefits provided for in this Agreement that Executive is not entitled to receive unless she signs and does not rescind acceptance of this Agreement, Executive agrees that while Executive is employed by Cimpress and for a period of one year after the Separation Date, Executive will not directly or indirectly, either alone or in association with others (a) solicit, or permit any organization directly or indirectly controlled by Executive to solicit, any employee of Cimpress to leave the employ of Cimpress, or (b) solicit for employment, hire or engage as an employee or an independent contractor, or permit any organization directly or indirectly controlled by Executive to solicit for employment, hire or engage as an employee or an independent contractor, any person who was employed by Cimpress as of the Separation Date; provided, that clause (b) shall not apply to any individual whose employment with Cimpress has been terminated for a period of six months or longer at the time of such solicitation, hiring or engagement.
15.    Proprietary Information. In consideration of the compensation and other benefits provided for in this Agreement that Executive is not entitled to receive unless she signs and does not rescind acceptance of this Agreement, to the fullest extent permitted by applicable law and except as provided for in Section 7 above:
(a)    Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning Cimpress’ business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of Cimpress. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of Cimpress. Executive will not disclose any Proprietary Information to any person or entity other than employees of Cimpress or use the same for any purposes (other than in the performance of Executive’s duties as an employee of Cimpress up to and including the Separation Date) without written approval by an officer of Cimpress, either during or after her employment with Cimpress, unless and until such Proprietary Information has become public knowledge without fault by Executive.
(b)    Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Executive or others, which shall come into her custody or possession, shall be and are the exclusive property of Cimpress to be used by Executive only in the performance of her duties for Cimpress. All such materials or copies thereof and all tangible property of Cimpress in the custody or possession of Executive shall be delivered to Cimpress, upon the earlier of (i) a request by Cimpress or (ii) the Separation Date. After such delivery, Executive shall not retain any such materials or copies thereof or any such tangible property.
(c)    Executive agrees that her obligation not to disclose or to use information and materials of the types set forth in subsections (a) and (b) above, and her obligation to return materials and tangible property, set forth in subsection (b) above, also extends to such types of information, materials and tangible property of customers of Cimpress or suppliers to Cimpress or other third parties who may have disclosed or entrusted the same to Cimpress or to Executive.
16.    Developments. In consideration of the compensation and other benefits provided for in this Agreement that Executive is not entitled to receive unless she signs and does not rescind acceptance of this Agreement:
(a)    Executive will make full and prompt disclosure to Cimpress of all inventions, improvements, discoveries, methods, developments, software, graphic designs and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by her or under her direction or jointly with others during her employment by Cimpress (all of which are collectively referred to in this Agreement as “Developments”). This Section 16(a) shall not apply to Developments which do not relate to the present or planned business research and development of Cimpress and which are made and conceived by Executive not during normal working hours, not on Cimpress' premises and not using Cimpress' tools, devices, equipment or Proprietary Information. However, Cimpress reserves the right to request at any time that Executive makes full disclosure to Cimpress of all Developments created, made, conceived or reduced to practice by Executive during a specific period of time, such period of time to be specified in a request notification. Executive agrees to execute and complete these ad hoc disclosures upon written request of Cimpress.
(b)    Executive agrees to assign and does hereby assign to Cimpress (or any person or entity designated by Cimpress) all her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 16(b) shall not apply to Developments which do not relate to the present or planned business or research and development of Cimpress and which are made and conceived by Executive not during normal working hours, not on Cimpress’ premises and not using Cimpress’ tools, devices, equipment or Proprietary Information. Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in a separation agreement to assign certain classes of inventions made by an employee, this Section 16(b) shall be interpreted not to apply to any invention which a court rules and/or Cimpress agrees falls within such classes. Executive also hereby waives all claims to moral rights in any Developments.
(c)    Executive agrees to cooperate fully with Cimpress, both during and after her employment with Cimpress, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which Cimpress may deem necessary or desirable in order to protect its rights and interests in any Development. Executive further agrees that if Cimpress is unable, after reasonable effort, to secure the signature of Executive on any such papers, any executive officer of Cimpress shall be entitled to execute any such papers as the agent and the attorney-in-fact of Executive, and Executive hereby irrevocably designates and appoints each executive officer of Cimpress as her agent and attorney-in-fact to execute any such papers on her behalf, and to take any and all actions as Cimpress may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.
17.    Confidentiality. Executive understands and agrees that, until such time as this Agreement has been publicly filed by Cimpress in accordance with applicable securities laws, to the fullest extent permitted by applicable law and except as provided for in Section 7 above, the amounts and types of Severance Benefits provided for in this Agreement shall be maintained as strictly confidential by Executive and her agents and representatives and shall not be disclosed except to her immediate family, financial advisors, accountants, taxing authorities, unemployment office, mortgage lenders/bank personnel and/or attorney, and to the extent required by federal or state law, including a subpoena, or as otherwise agreed to in writing by Cimpress.
18.    Resignation from Cimpress Positions. To the extent not already effected prior to the execution of this Agreement, Executive agrees to promptly execute and deliver to Cimpress all such resignation letters, instruments or other documents as may be reasonably requested by Cimpress to effect Executive’s immediate resignation from all directorships, offices and other positions held by Executive within any Cimpress subsidiary or affiliate.
19.    Attorneys’ Fees. Cimpress will pay the attorneys’ fees and costs incurred by Executive solely in connection with the termination of Executive’s employment with Cimpress and the negotiation of this Agreement, up to a maximum of $10,000, subject to receipt by Cimpress of a simple invoice from Executive’s law firm addressed to Executive but marked as payable by Cimpress (up to the maximum amount indicated above). Payment will be made to the law firm directly within 30 days after receipt of invoice. Invoice must be submitted to the Cimpress Contact Person within 30 days of execution of this Agreement accompanied by a representation from Executive’s law firm that all services rendered to Executive thereunder relate to negotiation and execution of this Agreement and/or Executive’s separation from service with Cimpress.
20.    Nature of Agreement. The parties understand and agree that this Agreement is a severance agreement and does not constitute an admission by Cimpress or Executive of liability or wrongdoing of any kind on its part.
21.    References. Cimpress agrees that Executive may direct any prospective employer to Dawn Flannigan, or her replacement, for a factual reference that will be limited to confirming Executive’s dates of employment and last title. Executive may also direct prospective employers to Robert Keane.

22.    Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. If Executive dies before receiving any Severance Benefit described in Section 2 above, the Severance Benefit payment will be made to her spouse. If her spouse is not alive at such time, the Severance Benefit payment will be made to her estate.
23.    No Waiver. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
24.    Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and/or invalid part, term or provision shall be deemed not to be a part of this Agreement.
25.    Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with her by any person or entity whatsoever to cause her to sign this Agreement, and that Executive fully understands the meaning and intent of this Agreement.
26.    Section 409A. Neither Cimpress nor Executive may elect to defer delivery of any of the payments to be made under this Agreement. If any of the Severance Benefits is considered “nonqualified deferred compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), and Executive is considered a “specified employee” within the meaning of Section 409A, then notwithstanding the other provisions of this Agreement, no such Severance Benefits shall be paid to Executive during the six-month period following Executive’s termination of employment; provided, however, that such Severance Benefits may be paid immediately following the death of Executive and such Severance Benefits shall be paid in a lump sum immediately upon the expiration of such six‑month period; and provided further, if not prohibited by Section 409A, such Severance Benefits shall, upon the Separation Date, be paid into an escrow account with a third party resonably acceptable to Executive, such escrow account to be subject to the claims of creditors of Cimpress and such Severance Benefits to be paid to Executive immediately upon the expiration of such six-month period. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A.
27.    Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts. Any legal suit, action or proceeding arising out of or related to this Agreement shall be instituted exclusively in the federal courts of the United States sitting in Boston, Massachusetts or the courts of the Commonwealth of Massachusetts sitting in Middlesex County, Massachusetts, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

28.    Entire Agreement. This Agreement, together with the Indemnification Agreement, the Tax Equalization Agreement, the Tax Equalization Policy and agreements relating to equity awards between Executive and Cimpress, contains and constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, without limitation, any such negotiations, agreements, commitments or writings relating to severance or other potential payments or benefits to Executive in the event of the termination of her employment with Cimpress.

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IN WITNESS WHEREOF, the parties have executed this Separation Agreement on the dates set forth below and to be effective as of the Effective Date (as defined above).

CIMPRESS USA INCORPORATED By: /s/Robert Keane Name: Robert Keane Title: Chief Executive Officer Date: January 29, 2019	/s/Katryn Blake Katryn Blake Date: January 30, 2019

Cimpress Contact Person:

Matthew Walsh
Cimpress USA Incorporated
275 Wyman Street
Waltham, MA 02451

Exhibit A
GENERAL RELEASE OF CLAIMS
In consideration of the compensation and other benefits provided for in the Separation Agreement between Cimpress USA Incorporated (“Cimpress”) and me (the “Separation Agreement”), I, Katryn Blake, do hereby fully, forever, irrevocably and unconditionally release, remise and discharge Cimpress USA Incorporated, its corporate affiliates (including, without limitation, Cimpress N.V.), and its and their respective officers, directors, employees, stockholders, subsidiaries, parent companies, agents and representatives (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), in each case of every kind and nature which I have ever had or may now have against the Released Parties in any way arising out of or relating to my employment with Cimpress, the termination of my employment with Cimpress and/or any other dealings I have had with Cimpress, including, but not limited to: all claims under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act; the Immigration Reform Control Act; the Fair Credit Reporting Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Genetic Information Nondiscrimination Act; the Worker Adjustment and Retraining Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Massachusetts Law Against Discrimination, M.G.L. c. 151B; the Massachusetts Civil Rights Act, MG.L. c. 12, §§11H and 11I; the Massachusetts Privacy Statute, M.G.L. c. 214, §1B; the Massachusetts Wage Act, M.G.L. c. 149, §§ 148 and 150; Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C; the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq.; the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D; and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D (each of the foregoing statutes and regulations as amended); any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; and any allegation for costs, fees or other expenses including attorneys’ fees incurred in these matters. This General Release of Claims specifically includes, but is not limited to: any and all back pay, front pay, compensatory, exemplary, punitive and liquidated damages; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in Cimpress N.V. or any of its subsidiaries and affiliates, contractual or otherwise, including, but not limited to, claims to shares, restricted share units, performance share units, share options or any other equity rights; and any claim or damage arising out of Executive’s employment with or separation from Cimpress (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this General Release of Claims does not (i) cover claims that cannot be waived as a matter of law, including claims under the unemployment compensation and workers’ compensation statutes or (ii) limit my right to file a charge or complaint with or to report possible violations of federal or state law to any federal or state governmental agency or to receive or fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a governmental agency. This General Release of Claims shall not affect any of my vested rights in Cimpress’ 401(k) plan, and/or all relevant employee equity plans, all of which shall be governed by the terms of said plans. This General Release of Claims supplements and is in addition to the general release of claims contained within the Separation Agreement. Further, Executive is not releasing her rights to indemnification and defense as set out in Section 6(d) of the Separation Agreement.
This General Release of Claims is executed as a sealed instrument on _______________________, 2019.

__________________________________ Katryn Blake